EXHIBIT 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov
	Filed in the office of	Document Number
20130793743-69
	Ross Miller	Filing Date and Time 12/04/2013 8:07 AM
	Secretary of State State of Nevada	Entity Number C24727-2004
Certificate of Withdrawal of Certificate of Designation (PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations (Pursuant to NRS 78.1955(6))

1. Name of corporation:

AMERICAN MINING CORPORATION

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED, that the Series A Preferred Stock of American Mining Corporation (the "Corporation") be, and hereby is, eliminated and the Certificate of Designation of Series A Preferred Stock of the Corporation (Document No. 20110349442-70, filed May 10, 2011) be, and hereby is withdrawn and removed from the Corporation's Articles of Incorporation, as amended, pursuant to Section 78.1955 of the Nevada Revised Statutes.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X /s/ Andrew Grundman
Signature of Officer
Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Withdrawal of Designation Revised: 3-12-09